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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 1)

                     Regeneration Technologies, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                      Common Stock, $.001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                75886N100
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 13G                      Page 2 of 5 Pages

                                                        CUSIP No. 001084102
                                                               ------------
   This Amendment No. 1 to Schedule 13G filed on February 14, 2001 is being filed to amend Items 6, 8 and 9 to reflect the inclusion of shares of the Issuer's common stock held by a trust over which the Reporting Person may be deemed to have beneficial ownership.


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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

     James M. Grooms
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,608,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       792,000 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,608,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    792,000 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,400,000 shares (includes 792,000 shares held by the Lisa Wasshausen Limited Trust over which Mr. Grooms shares voting and dispositive power with his wife, Lisa Waushaussen, as co-trustee)
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.1%
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                                                          Page 3 of 5 Pages

(12) Type of Reporting Person (See Instructions)

     IN
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ITEM 1.

    (a)   Name of Issuer

          Regeneration Technologies, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          One Innovation Drive
          Alachua, Florida 32615
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ITEM 2.

    (a)   Name of Person Filing

          See Item 1 of the cover pages attached hereto
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          One Innovation Drive
          Alachua, Florida 32615
          ---------------------------------------------------------------------
    (c)   Citizenship

          See Item 4 of the cover pages attached hereto
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock, par value $.001
          ---------------------------------------------------------------------
    (e)   CUSIP Number: 75886N100

          ---------------------------------------------------------------------

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        See Item 9 of the cover pages attached hereto
    ---------------------------------------------------------------------------

    (b) Percent of class:
        See Item 11 of the cover pages attached hereto
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:
        See Item 5 through 8 of the cover pages attached hereto

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

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                                                            Page 4 of 5 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                            Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 19, 2001

                                       /s/ James M. Grooms
                                       ----------------------------------------
                                       James M. Grooms